Exhibit 2.3
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
          Amendment No. 1, dated as of November 29, 2006 (this “Amendment”), to the Agreement and Plan of Merger dated as of August 21, 2006 (the “Merger Agreement”), by and among Harmonic Inc., a Delaware corporation (“Harmonic”), Entone Technologies, Inc., a Delaware corporation (“Entone”), Edinburgh Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Harmonic, Entone, Inc., a Delaware corporation, Entone Technologies (HK) Limited, a Hong Kong company and with respect to certain sections of the Merger Agreement, Jim Jones, as stockholder representative (the “Stockholder Representative”), and U.S. Bank, National Association, as escrow agent (such parties to the Merger Agreement shall collectively be referred to herein as the “Parties”). Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement.
          WHEREAS, on August 21, 2006, parties executed the Merger Agreement, which contemplates, among other things, the acquisition of Entone’s video-on-demand (“VOD”) business by Harmonic;
          WHEREAS, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought and the stockholders of Entone have agreed that any amendment of the Merger Agreement signed by the Stockholder Representative shall be binding upon and effective against such stockholders whether or not they have signed such amendment; and
          WHEREAS, the parties desire to amend the Merger Agreement as provided in this Amendment and in Exhibit A hereof.
          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
          Section 1. Amendments to the Merger Agreement.
          (a) A definition for “Additional Escrow Amount” shall be added in Section 1.6(a)(i) of the Merger Agreement to read as follows:
     ““Additional Escrow Amount” shall mean an amount equal to $2,250,000.”
          (b) Section 1.8(b) of the Merger Agreement shall be amended to delete the clause “the Escrow Amount and the Expense Escrow Amount” and replace such clause with “the Escrow Amount, the Additional Escrow Amount and the Expense Escrow Amount.”
          (c) Section 1.8(c) of the Merger Agreement shall be amended to delete the clause “(less the portion of the Escrow Amount and the Expense Escrow Amount to be deposited in the Escrow Fund and the portion of the Escrow Amount to be deposited in the Tax Escrow Fund, in each case on such holder’s behalf pursuant to Section 1.8(b) hereof and Article VII hereof)” and replace such clause with “(less the portion of the Escrow Amount, the Additional Escrow Amount and the Expense Escrow Amount to be deposited in the Escrow Fund and the portion of the Escrow Amount to be deposited in the Tax Escrow Fund, in each case on such holder’s behalf pursuant to Section 1.8(b) hereof and Article VII hereof).”
          (d) Section 5.6(a)(i) of the Merger Agreement shall be amended and replaced in its entirety by the following:

“the escrow and indemnification obligations of the Company Stockholders set forth in Article VII hereof and the deposit of Merger Cash equal to the Escrow Amount, the Additional Escrow Amount, the Tax Escrow Amount and the Expense Escrow Amount into the Escrow Fund and”
          (e) Section 7.2(a) of the Merger Agreement shall be amended to delete the clause “claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding any such items that the Newco Group agrees to, and does, pay timely, but not later than the Survival Date, (hereinafter individually a “Loss” and collectively “Losses”)” and replace it with the following:
“claims, losses, liabilities, damages, deficiencies, diminution in value, costs, royalties, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding any such items that the Newco Group agrees to, and does, pay timely, but not later than the Survival Date, (hereinafter individually a “Loss” and collectively “Losses”)”.
          (f) Section 7.2(a) of the Merger Agreement shall be amended to delete the word “and” immediately before the “(x)” in subclause “(x)” and to add a new subclause (xi) immediately following the existing subclause “(x)” to read as follows:
“, and (xi) Losses paid, spent or incurred by Parent as described in Schedule 7.2(a) hereof (the “Additional Escrow Matter”), and the terms and conditions set forth in such Schedule 7.2(a) with respect to the Additional Escrow Matter shall be incorporated herein by reference.”
          (g) New subsection (f) shall be added to Section 7.3 of the Merger Agreement, and shall read as follows:
“Notwithstanding anything to the contrary herein, (i) in no event shall the Additional Escrow Amount be available to an Indemnified Party to satisfy any claim for indemnification for any Loss relating to any matter other than an Additional Escrow Matter, and (ii) in the event that a claim for indemnification for any Loss related to any Additional Escrow Matter shall be made by an Indemnified Party, and the Additional Escrow Amount remaining in the Escrow Fund shall be insufficient for the full satisfaction of any such claim (the “Additional Escrow Matter Shortfall”), then such Indemnified Party shall be entitled to receive, and shall receive, out of the Escrow Amount, an amount in cash equal to 50% of such Additional Escrow Matter Shortfall up to, but in no event in excess of, $2,250,000 in the aggregate.”
          (h) Section 7.4(a) of the Merger Agreement shall be amended and replaced in its entirety by the following:
“Escrow Fund. By virtue of this Agreement and as partial security (subject to Section 7.3(b) above) for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent (i) the Escrow Amount and (ii) the Additional Escrow Amount, without any act of the Stockholders, such deposit of the Escrow Amount and the Additional Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII (and, with respect to the Additional Escrow Matter, subject to such further limitations as set forth in Schedule 7.2(a) and Section 7.4(e)). The Additional Escrow Amount shall be available to compensate the Indemnified Parties solely for any claims by such parties for any Losses sustained or incurred by them and for which they are entitled to recovery under Section 7.2(a)(xi). The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.”
          (i) Section 7.4(e)(ii) of the Merger Agreement of the Merger Agreement shall be amended and replaced in its entirety by the following:
“Promptly following the Survival Date (the “Claim Date”), (A) one hundred percent (100%) of the Escrow Amount, less any amount in respect of any satisfied and unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative on or prior to the Claim Date with respect to facts and circumstances existing on or prior to the Survival Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Survival Date), shall be distributed to the Stockholders in accordance with clause (vi) of this Section 7.4(e), and (B) one hundred percent (100%) of the Additional Escrow Amount, less any amount in respect of any Losses incurred by any Indemnified Party on or prior to the Claim Date, shall be distributed to the Stockholders in accordance with clause (v) of this Section 7.4(e).”
          (j) Section 7.4(e)(iii) of the Merger Agreement shall be amended to delete the clause “the Escrow Amount shall be distributed to the Stockholders in accordance with clause (vi) of this Section 7.4(e)” and replace such clause with “the Escrow Amount and/or the Additional Escrow Amount, as the case may be, shall be distributed to the Stockholders in accordance with clause (v-) of this Section 7.4(e).”
          (k) Section 7.4(e)(iv) of the Merger Agreement shall be amended to delete the reference to “the Escrow Amount” and replace such reference with the phrase “the Escrow Amount and/or the Additional Escrow Amount.”
          (l) Section 7.4(e)(v) of the Merger Agreement shall be amended to delete the reference to “the Escrow Amount” and replace such reference with the phrase “the Escrow Amount and/or the Additional Escrow Amount.”
          (m) Section 7.4(f)(ii) of the Merger Agreement shall be amended and replaced in its entirety by the following:
“At the written direction of the Stockholder Representative, the Escrow Amount and the Additional Escrow Amount shall be invested in (A) U.S. Treasury bills with maturities of not more than thirty (30) days or (B) a money market mutual fund of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount and/or the Additional Escrow Amount shall be added to the Escrow Fund and become a part thereof. In the absence of any written investment direction, the Escrow Agent shall invest the Escrow Amount and the Additional Escrow Amount in a U.S. Bank Money Market Account. All income earned on the Escrow Amount and the Additional Escrow Amount shall be allocated for tax purposes to each Stockholder in accordance with their Pro Rata Portion of the Escrow Fund and reported to the appropriate taxing authority and to such Company Holder as income to such Stockholder; provided, that if such income is ultimately awarded to the Indemnified Parties, an amount sufficient to reimburse each Stockholder the amount of taxes actually paid on account of such income shall be retained and disbursed by the Escrow Agent. The Escrow Agent shall not be responsible for any investment losses incurred on the Escrow Amount and/or the Additional Escrow Amount.”

          (n) Section 7.4(k)(vi) of the Merger Agreement shall be amended to delete each of the references to “the Escrow Amount” and replace such references with the phrase “the Escrow Amount and/or the Additional Escrow Amount.”
          (o) Section 7.5(b) of the Merger Agreement shall be amended to delete the reference to “the Escrow Amount” and replace such reference with the phrase “the Escrow Amount and the Additional Escrow Amount.”
          (p) A new Schedule 7.2(a), in the form attached hereto as Exhibit A, shall be added to the Merger Agreement.
          Section 2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          Section 3. Counterparts. This Amendment may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Amendment, once executed by a party, may be delivered to other parties hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.
          Section 4. Headings. The headings of this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.
          Section 5. Effect of Amendment. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Merger Agreement to “this Agreement” shall be deemed to refer to the Merger Agreement as modified by this Amendment.
[signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HARMONIC INC.
By:	/s/	Robin N. Dickson
Name:		Robin N. Dickson
Title:		Chief Financial Officer

ENTONE TECHNOLOGIES, INC.
By:	/s/	Steve McKay
Name:		Steve McKay
Title:		Chief Executive Officer

EDINBURGH ACQUISITION CORPORATION
By:	/s/	Robin N. Dickson
Name:		Robin N. Dickson
Title:		Secretary

ENTONE, INC.
By:	/s/	Steve McKay
Name:		Steve McKay
Title:		Chief Executive Officer

ENTONE TECHNOLOGIES (HK) LIMITED
By:	/s/	Steve McKay
Name:		Steve McKay
Title:		Chief Executive Officer

U.S. BANK, NATIONAL ASSOCIATION
By:	/s/	Michael P. Susnow
Name:		Michael P. Susnow
Title:		Vice President

STOCKHOLDER REPRESENTATIVE
/s/ James J. Jones III
JIM JONES

[Signature Page to Amendment No. 1 to the Merger Agreement]